Exhibit 3.21

CERTIFICATE OF CONVERSION

Limited Liability Company to Corporation

Pursuant to W.S. 17-29-1009 and W.S.17-26-101

1. The name of the limited liability company immediately prior to the filing of this Certificate of Conversion is CarbonMeta Green Building Materials, LLC.

2. The limited liability company was originally formed on the 30th day of August, 2022, under the laws of the State of Wyoming. The limited liability company’s jurisdiction of organization immediately prior to the filing of this Certificate of Conversion is Wyoming.

3. The name of the corporation into which the limited liability company shall be converted, as set forth in its Articles of Incorporation, is Carbon Conversion Group, Inc.

4. The Conversion has been approved in accordance with the applicable provisions of the Wyoming Limited Liability Company Act.

5. This Certificate of Conversion from Limited Liability Company to Corporation shall be effective at 12:01 a.m. on June 14, 2023.

IN WITNESS WHEREOF, the Limited Liability Company has caused this Certificate of Conversion to be executed this 13th day of June 2023.

CARBONMETA GREEN BUILDING MATERIALS, LLC

By:	CARBONMETA TECHNOLOGIES, INC.,
51% Member

By:

Name:

Title:

By:	SALVUM CORPORATION,
49% Member

By:

Name:

Title: